Exhibit 99.1

Google Will Apply to Participate in FCC Spectrum Auction

MOUNTAIN VIEW, Calif. (November 30, 2007) – Google (NASDAQ: GOOG) announced today that it will apply to participate in the Federal Communications Commission’s upcoming auction of wireless spectrum in the 700 megahertz (MHz) band.

As part of the nationally mandated transition to digital television, the 700 MHz spectrum auction — which begins January 24, 2008 — will free up spectrum airwaves for more efficient wireless Internet service for consumers. Advocacy by public interest groups and Google earlier this year helped ensure that regardless of which bidders win a key portion of the spectrum up for auction (the so-called “C Block”), they will be required to allow their users to download any software application they want on their mobile device, and to use any mobile devices they would like on that wireless network. The winner must ensure these rights for consumers if the reserve price of $4.6 billion for the C Block is met at auction.

“We believe it’s important to put our money where our principles are,” said Eric Schmidt, Chairman and CEO, Google. “Consumers deserve more competition and innovation than they have in today’s wireless world. No matter which bidder ultimately prevails, the real winners of this auction are American consumers who likely will see more choices than ever before in how they access the Internet.”

Schmidt also praised the leadership of FCC Chairman Kevin Martin and his fellow commissioners for adopting the new rights for consumers earlier this year.

Google’s formal application to participate in the 700 MHz auction will be filed with the FCC on Monday, December 3, 2007 — the required first step in the auction process. Google’s application does not include any partners.

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top Web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall Web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

Media Contact:

Adam Kovacevich

Google

202-742-6598

akovacevich@google.com

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

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